Exhibit 99.1

For Immediate Release: November 6, 2013

Jennifer Nahas

Vice President, Marketing

Griffin Capital Corporation

jnahas@griffincapital.com

Office Phone: 949-270-9332

Cell Phone: 949-433-6860

Griffin Capital Essential Asset REIT Acquires 18-Asset Portfolio for $521.5 Million, Taking the REIT to over $1.3 Billion in Total Capitalization

El Segundo, Calif. (November 6, 2013) – Griffin Capital Corporation (“Griffin Capital”) announced today, on behalf of Griffin Capital Essential Asset REIT, Inc. (the “REIT”), the acquisition of an 18-asset, approximately 4 million square foot, predominantly single-tenant office portfolio, triple-net leased to many of America’s most prestigious and iconic Fortune 500 companies (the “Portfolio”) for a purchase price of $521.5 million. With this acquisition, the REIT now owns 41 properties, with a total capitalization in excess of $1.3 billion.

Over 80% of the Portfolio’s operating income is generated from investment grade tenants, or tenants whose parent companies have investment grade ratings, such as Coca-Cola Refreshments USA, JP Morgan Chase, General Electric Company, Wells Fargo Bank, Aetna Life

Insurance, IBM and United Healthcare Services1. Geographically diversified, the portfolio spans across 12 major U.S. markets in 11 states.

Financing was provided by a $300 million term loan led by Key Bank, N.A., of which $282 million was initially drawn and the remaining $18 million held back for future specific releasing costs. The balance of the acquisition was funded with $250 million of preferred equity provided by an affiliate of Starwood Property Trust, Inc. CBRE represented the seller out of its Atlanta office, and Barclays served as financial advisor to the REIT.

Kevin Shields, Griffin Capital’s Chairman and Chief Executive Officer stated, “We are extremely pleased to acquire this portfolio for our Essential Asset REIT and its shareholders. We are also excited about the mutually beneficial partnership we’ve developed with both Key Bank and Starwood Property Trust. With over 80% of the rents paid by investment grade-rated companies or corporate guarantors, and the vast majority of the buildings leased to iconic, blue chip1 tenants, this is an ideal fit for Essential Asset REIT. With this transaction, this REIT almost doubles in size, but far more important is the high quality assets and increased diversification this portfolio provides. Essential Asset REIT now includes tenants representing 33% of the DOW 30.”

Michael Escalante, Griffin Capital’s Chief Investment Officer, added, “The other very attractive aspect of this portfolio is the high percentage of properties that serve as business essential assets for the tenant. As in our current portfolio, these essential assets include national and regional headquarters buildings, primary research & development facilities, and key servicing centers—we believe that these properties can provide steadier cash flow, and a higher probability of lease renewal at maturity as compared with commodity-type assets. The portfolio also includes leases with attractive embedded annual increases, which we feel can provide some measure of inflation protection that flat leases, common in drugstore and certain retail acquisitions, cannot.”

PORTFOLIO AT A GLANCE:

•	Purchase Price: $521.5 million
•	Number of Properties: 18
•	Square feet: 3.99 million
•	Number of states: 11
•	Percentage of rent paid by investment grade-rated entities(1): 80.6%
•	Key tenants/guarantors: Coca Cola Refreshments USA, General Electric Company, IBM, JP Morgan Chase, Aetna Life Insurance Company, Comcast Corporation, WellPoint and Wells Fargo Bank.

1 Blue chip companies are well-known and respected publicly traded companies that typically make up the Dow Jones group of companies. Blue chip, and investment grade descriptions are those of either tenants and/or guarantors with investment grade credit ratings, or whose parent companies have investment grade credit ratings.

About Griffin Capital Essential Asset REIT and Griffin Capital Corporation

Griffin Capital Essential Asset REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 41 office and industrial distribution properties totaling approximately 8.79 million rentable square feet and total capitalization of over $1.3 billion. The REIT’s sponsor is Griffin Capital Corporation (“Griffin Capital”), a privately-owned real estate company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $16 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed over approximately 17 million square feet of space since 1996. Griffin Capital and its affiliates currently own, sponsors, co-sponsors, and/or manages a portfolio consisting of over 21.94 million square feet of space, located in 32 states and representing approximately $3.9 billion in asset value.

Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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